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                                                                   Exhibit 10.20

                             [LETTERHEAD OF PENCOM]

                              EMPLOYMENT AGREEMENT

      This AGREEMENT effective as of the 19 day of October, 1992, by and between PENCOM SYSTEMS INCORPORATED, a New York corporation with principal offices located at 150 Broadway, New York, New York (the "Company") and William F. King, an individual residing at the address set forth under his signature at the base of this Agreement (the "Employee").

      WHEREAS, the Company is engaged in the business of recruiting personnel to provide services as employees or contractors in two related fields (collectively referred to as (the "Industry") and of providing software development services in these fields: (i) the UNIX operating system and UNIX-like operating systems and (ii) applications running under such operating systems;

      WHEREAS, the Company desires to employ the Employee as President of Pencom Software division, and the Employee desires to be employed by the Company, upon the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties intending to be legally bound agree as follows:

      1. Employment. The Company hereby employs the Employee and the Employee hereby agrees to be employed by the Company upon the terms and conditions hereinafter set forth.

      2. Duties and Services.

            (a) The Employee is employed as President, Pencom Software division to manage in all respects the said division and to report to the Company's Board of Directors.


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            (b) The Employee agrees to devote Employee's full time and efforts to the performance of the Employee's duties as an employee of the Company. The Employee shall not during the term of the Agreement perform any services for any person, firm or corporation, other than as approved in writing by the Company. Notwithstanding the foregoing, the Employee may serve on up to 5 Boards of Directors of other companies provided such role requires no more than 25 days of effort per annum total and involves no business conflict of interest with Employee's services hereunder. The prohibitions of this section shall apply to indirect activities of the Employee as well as direct activities, and will accordingly prohibit activities of persons with whom the Employee is "affiliated", as that term is defined under the Securities Act of 1933, as amended, and the Rules and Regulations thereunder.

            (c) The Employee shall undertake such travel as may be reasonably necessary or desirable to promote the business and affairs of the Company.

            (d) The Employee is under no restriction or obligation, contractually or otherwise, to any present or former employer, partner, associate, or other person, which would prevent or restrict the Employee in any manner whatsoever from performing the duties set forth herein.

      3. Term.

            (a) Unless sooner terminated pursuant to paragraph 3(b), the term of this Employment Agreement shall be for a period of five years commencing October 19, 1992.

            (b) This Agreement may be terminated at any time without cause by either party on four weeks' prior written notice to the other, or immediately upon written notice in case of cause. In the event of termination without cause, Company shall pay the Employee severance pay


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as follows:

            One years' salary if the Employee is terminated between October 19, 1992 - April 18, 1994;

            Four months' salary if Employee is terminated at any time thereafter. Additional Compensation as defined below will be calculated pro rata through the effective date of termination and will be paid within thirty days after Company's accounting firm renders signed financial statements for the year in which the termination occurs, in either event.

            (c) For purposes of this Agreement, "cause" shall mean:

      i) Any act or acts of dishonesty on the part of Employee resulting in or intended to result, directly or indirectly, in substantial gain or personal enrichment at the expense of the Company;

      ii) Fraud, misappropriation, embezzlement, or willful and material damage of or to any material property of the Company or its business by Employee;

      iii) A good faith determination by a majority of the board of directors of the Company that Employee has exhibited a pattern or practice of willful disregard of his duties as an employee of the Company;

      iv) The conviction of Employee for a felony or any crime involving moral turpitude; or

      v) A material violation of this Agreement or the Shareholders' Agreement dated contemporaneously herewith or any amendment thereto (the "Shareholders Agreement").

      4. Compensation.

      (a) For all of the services to be rendered by the Employee in any capacity hereunder, the Company shall pay the Employee a salary as follows:


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      for the period commencing October 19, 1992 through December 31, 1992, a salary of $275,000.00 per annum, prorated; a Base Salary of $250,000.00 per annum thereafter. On each October 19, commencing October 19, 1993, Company shall increase the Employee's Base Salary by 6% of the Base Salary paid or payable in the preceding twelve-month period.

      In addition, Employee will receive Additional Compensation calculated as follows and payable within thirty (30) days after the Company's accountants render a year end statement.

            One percent (1%) of revenues (exclusive of sales returns and allowances) of the Pencom Software division up to the amount of the revenues reported on a generally accepted accounting principles basis, by the division during the Company's prior calendar year and two percent (2%) of such revenues reported on a generally accepted accounting principles basis, in excess of such amount.

            For the 1993 calendar year only, Company shall guarantee the Employee Additional Compensation in the amount of $25,000.00. Therefore, if the preceding formula does not result in additional compensation of at least $25,000.00, Company shall pay Employee the difference.

            Additional Compensation beyond the guarantee amount shall only be payable for 1993, if the Pencom Software division reports on a generally accepted accounting principles basis, net profits of at least one cent prior to payment of the Additional Compensation for that year. Thereafter, the division shall report on a generally accepted accounting principles basis, net profits of at least one cent after deduction of the Additional Compensation. In the event net profits for any year are less than the Additional Compensation as calculated for that year, Employee's Additional Compensation for that year shall equal


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the net profits minus one cent.

            Company shall also make a one-time payment of relocation expense to Employee in the amount of $10,000.00, on or prior to October 19, 1992, in addition to two round trips for Employee and one one-way air fare for Employee and spouse from Boston, Massachusetts to Austin, Texas.

            Company may in its sole discretion change from a calendar to a fiscal year or change fiscal year ends at any time. In such event, additional compensation shall be calculated and paid pro rata for the short year resulting from such change, using revenues for the equivalent months from the previous year (calendar or fiscal, as the case may be) as the basis for comparison of revenues. In the first full fiscal year following such change, additional compensation shall be calculated and paid based upon a comparison of the current fiscal year revenues to revenues in the twelve month period immediately preceding the start of such fiscal year.

      (b) Within five days after October 19, 1992, the Company will sell shares of its common stock to the Employee (the "Shares") in the amount of 1.875% of the shares then issued and outstanding. Employee shall enter into an appropriate form of Shareholders' Agreement governing the rights and responsibilities of the Shareholders.

      (c) The Company shall sell additional shares to the Employee during employment according to the following schedule:

                 1.875% on October 19, 1993

                 1.875% on October 19, 1994

                 1.875% on October 19, 1995

for a total of 7 1/2% of the issued and outstanding shares after taking into account the shares issued to the Employee. The cost of the Shares, whenever


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issued to Employee, shall be their value as of October 19, 1992, as set forth in an addendum to the Shareholders' Agreement.

            In the event that, prior to the purchase of all of the Shares according to the schedule set forth above, (i) the Company shall subdivide (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the purchase price for Shares to be sold subsequent to such action shall be proportionately reduced; or
(ii) the Company shall combine (by reverse stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the purchase price for Shares to be sold subsequent to such action shall be proportionately increased. It is the express intent of the parties that Employee shall be entitled to purchase Shares hereunder representing an interest of 7 1/2% of the total equity interest in the Company held by the shareholders of the Company as of the date of this Agreement (the "Current Shareholders"). The Company agrees that Employee shall be entitled to participate in any proposed issuance of the Company's securities to any such Current Shareholder on the same terms and conditions applicable to other purchasers with respect thereto, whether such issuance is accomplished directly by the sale of common stock or indirectly by the issuance of options, warrants or convertible securities, to the extent necessary to maintain an interest equal to 7 1/2% of the aggregate number of shares to be owned, directly or indirectly, by the Current Shareholders and Employee following such offering. In the event Employee purchases any shares under the terms and conditions of this paragraph 4(c), the Company shall lend the Employee the purchase price of the shares on the same terms and conditions, and at the same price as Employees original purchase of shares under this Agreement.

      (d) In the event Employee dies, resigns or Company terminates Employee's services on any ground permitted to it hereunder, Employee or his


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estate shall tender all the Shares then owned by him for sale to the Company, and the Company shall accept such offer and shall enter into an agreement to purchase all of the Shares within 120 days after such tender, pursuant to the procedure set forth in the Shareholders' Agreement.

      (e) In the event Employee resigns his Employment with the Company within five years after October 19, 1992, Employee shall pay the Company a penalty as follows. The penalty shall be realized by the Company as a reduction of the net purchase price of the Shares (after reduction by the amount of the loan) and shall be subtracted in equal amounts from each payment made to the Employee for the purchase of the Shares.

     10/19/92-9/30/93 = 36% of the net purchase price of the shares held as of such date by Employee

     10/19/93-9/30/94 = 34% of the net purchase price of the shares held as of such date by Employee

     10/19/94-9/30/95 = 33.33% of the net purchase price of the shares held as of such date by Employee

     10/19/95-9/30/96 = 34% of the net purchase price of the shares held as of such date by Employee

     10/19/96-9/30/97 = 17% of the net purchase price of the shares held as of such date by Employee

There will be no penalty for resignation thereafter. It is understood by the parties that these penalties operate solely as a set off against the net purchase price and in the event there is no net purchase price (for example, the shares fail to appreciate over or decline in value below, the loan amount) Employee shall not be liable for any penalty.

      (f) The Company shall loan the Employee the funds necessary to purchase the Shares (the "Loan") at the value set forth in subparagraph (c) above, and Employee shall be liable for interest thereon, in the amount


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of 7% per annum. Company shall recoup the loan principal only upon the sale of the Shares. In no event shall Employee be personally liable to make any payment of principal in connection with the Shares. Employee shall be treated consistently with the Company's other shareholders in the receipt of S Corporation distributions if any and in loaning distributions back to the Company.

      (g) In the event Company repurchases the Shares from Employee, the purchase price of the Shares shall be determined by calculating the value of the Shares pursuant to the last certificate of agreed value executed by all of the Shareholders (or if such certificate is more than four months old, the value determined by the procedures set forth in the Shareholder's Agreement). Company shall in the event of such repurchase recover the outstanding Loan balance as equal deductions from each installment of the purchase price.

      5. Vacations. The Employee shall be entitled each year to vacations in accordance with the Company's policies for its officers, as such policies may from time to time be revised by the Company. All vacations shall be in addition to recognized national holidays. During all vacations, the Employee's compensation and other benefits as stated herein shall continue to be paid in full.

      6. Other Benefits. In addition to the compensation and to the rights provided for elsewhere in this Agreement, the Employee shall be entitled to participate in each plan of the Company now or hereafter adopted for the benefit of its officers to the extent permitted by such plans and by applicable law.

      7. Disclosure of Information. Employee is also entering into a certain Confidentiality Agreement of like date. Any breach thereof shall also be construed as a breach of this Employment Agreement.

      8. Restrictive Covenant. (a) Notwithstanding the terms of a


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restrictive covenant set forth in the Shareholder's Agreement, Employee agrees only that during the term of this Agreement and thereafter for the period of time set forth in subparagraph (c) below, Employee will not, directly or indirectly, for himself, or as agent, or in behalf of or in conjunction with any other person, firm, partnership, corporation or other entity:

      (i) provide any Unix-related computer consulting, software development, consultant placement or full-time placement to any company or entity for whom the company performed services within twelve months' prior to termination, or made a proposal within six months' prior to termination.

      (ii) Request or advise any of the customers or employees of the Company to withdraw or cancel any of their business or cause anyone else to do so; or induce or entice any employee and/or independent contractor of the Company to leave such employment or position, or cause anyone else to do so;

      (b) The parties hereto recognize and agree that in the event of the breach of any provision of this covenant, there is not a remedy at law adequate to protect the rights and interest of the Company set forth herein, and the parties therefore agree that the Company shall have the right to an injunction enjoining the Employee from violating the provision of this Section. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages from the Employee. In the event that any restriction contained in this covenant is deemed by any court to be void because it is for an excessive period of time or restricts the Employee from engaging in a business competing with the Company in an excessive geographical area, it is agreed by the parties that said court shall have the right to decrease the time period or geographical area covered by such restriction to a time period and/or geographical area which is not excessive.


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      (c) In the event employee resigns or is terminated between October 19,
1992 and April 18, 1994, the term of this restrictive covenant shall be twelve months. In the event this Agreement expires or Employee resigns or is terminated at any time thereafter, the term of the restrictive covenant shall be six months.

      9. Inventions or Discoveries. The Employee hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the entire right, title and interest of the Employee in and to all inventions, whether patented or unpatented, and copyrightable material made or conceived by the Employee, solely or jointly, during the term hereof which relate to the services provided by the Company or which otherwise relate or pertain to the business, functions or operations of the Company. The Employee agrees to communicate promptly and to disclose to the Company in such form as the Employee may be required to do so all information, details and data pertaining to such inventions, and such other papers and documents as may be required of the Employee to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyrights thereof.

      10. Publicity. The Employee grants the Company (subject to Employee's right of approval which shall not be unreasonably withheld) the right to use the Employee's name, picture or other likeness, and biographical material concerning the Employee, in connection with advertising, promotion and publicizing the Company and its activities.

      11. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if personally delivered or sent by certified mail, return receipt requested, to Employee's residence, in the case of the Employee, or to the Company, at the Company's principal


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office, attention of the President, in the case of the Company. All notices shall be deemed received upon delivery, in the case of personal delivery, or two days after their postmark, if mailed.

      12. Construction of Agreement. This Agreement is intended to be construed and enforced in accordance with the laws of the State of Texas, in the same manner as those executed and performed entirely within the State of Texas, and without regard to or aid of any presumption or other rule requiring construction against the party drawing or causing this be drawn. In the event anything set forth in paragraphs 4 or 8 of this Agreement conflicts with any provision of the Shareholder's Agreement, the provisions of this Agreement shall govern.

      13. Commencement of Actions or Proceeding. Any action or proceeding brought by a party hereto against another and arising out of this Agreement or any breach thereof, may be commenced by the service of process in the same manner as a notice may be served under this Agreement and the parties hereby confer exclusive jurisdiction in any such action or proceeding upon the District Court for the County of Travis, State of Texas, unless such court shall decline to accept jurisdiction, in which case any such action or proceeding may be brought in any other court of suitable jurisdiction.

      14. Attorneys' Fees. In the event that any party shall be required to bring an action to enforce its rights under this Agreement, such party shall be entitled to recover from the defaulting party all costs and expenses, including reasonable attorneys' fees, incurred by it with respect to such action, unless such party has also breached this Agreement.

      15. Interest on Outstanding Claims. In the event a party hereto shall make a claim for damages or otherwise allege default by the other party relating to this Agreement for breach of a covenant contained herein, which shall remain unpaid for thirty days after demand for payment shall have been


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made, even if disputed, interest shall accrue as of the date claimed on all amounts as claimed and finally determined to be payable to the claiming party at such prime rate of interest as charged by Bankers Trust Company, New York, New York, to its best commercial customers of its ninety-day obligations, at the commencement of each quarter annual period during which such payment shall not have been made.

      16. Non-Waiver. No provision of this Agreement shall be deemed to have been waived except if such waiver is contained in a notice given to the party claiming such waiver has occurred and no such waiver shall be deemed to be a waiver of any other or further similar or dissimilar obligation or liability of the party in whose favor the waiver was given.

      17. Illegality. If any provision or provisions hereof (or any part thereof) or the application thereof to any particular facts or circumstances shall be illegal and unenforceable by reason of any statute or rule of law, the remaining provisions (or parts thereof) of this Agreement or the application of the particular provision or provisions (or parts thereof) to the other facts or circumstances shall not be affected thereby and shall remain in full force and effect, it being the intention by this section to make clear the Agreement of the parties that this Agreement shall be enforced insofar as it may be enforced consistent with law.

      18. Headings. The headings of the sections herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

      19. Entire Agreement. This Agreement contains the entire agreement of the parties. All prior agreements or understandings are merged herein. It may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.


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      20. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of, the successors and assigns of the Company, whether by merger, consolidation, sale or lease of assets, or otherwise singular or plural, as the sense requires, and to include any and all successor and substitutes therefore.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.


      PENCOM SYSTEMS INCORPORATED

      By: /s/ Wade E. Saadi
         -------------------------------
         Wade E. Saadi, President


      THE EMPLOYEE:

         /s/ William Frank King
         -------------------------------
         William Frank King


         The Address of Employee is as follows:


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